EXHIBIT 10.9

FORM OF

WESTERN REFINING LOGISTICS, LP

2013 LONG-TERM INCENTIVE PLAN

PHANTOM UNIT AGREEMENT

(PERFORMANCE BASED VESTING)

This Phantom Unit Agreement (this “Agreement”) is made and entered into by and between Western Refining Logistics GP, LLC, a Delaware limited liability company (the “General Partner”), and [                            ] (the “Service Provider”). This Agreement is effective as of the [    ] day of [        ], 20[    ] (the “Date of Grant”). Capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings ascribed to such terms in the Plan (as defined below), unless the context requires otherwise.

W I T N E S S E T H:

WHEREAS, Western Refining Logistics, LP (the “Partnership”), acting through the Board of Directors of the General Partner (the “Board”), has adopted the Western Refining Logistics, LP 2013 Long-Term Incentive Plan (the “Plan”) to, among other things, attract, retain and motivate certain employees and directors of the Partnership, the General Partner and their respective Affiliates (collectively, the “Partnership Entities”); and

WHEREAS, the Board has authorized the grant of Phantom Units of the Partnership to directors, employees and officers as part of their compensation for services provided to the Partnership.

NOW, THEREFORE, in consideration of the Service Provider’s agreement to provide or to continue providing services, the Service Provider and the General Partner agree as follows:

1. Grant of Phantom Units, Target Amount and Performance Period. The General Partner hereby grants to the Service Provider a target amount of [        ] Phantom Units (the “Target Amount”), subject to all of the terms and conditions set forth in the Plan and in this Agreement, including without limitation, those restrictions described in Section 4, whereby each Phantom Unit, if earned, represents the right to receive (a) one Unit of the Partnership or (b) an amount paid in cash equal to the Fair Market Value of one Unit of the Partnership measured as of the date of vesting, as determined by the Board in its sole discretion (each, a “Phantom Unit”). For purposes of clarity, settlement of the award of Phantom Units granted under this Agreement may be completed through the delivery of cash, Units, or a combination of cash and Units, as determined by the Board in its sole discretion. The period over which the Partnership’s performance will be measured for purposes of applying the methodology set forth in Annex A shall be from [    ] to [    ] (the “Performance Period”).

2. Phantom Unit Account. The General Partner shall establish and maintain a bookkeeping account on its records for the Service Provider (a “Phantom Unit Account”) and shall record in such Phantom Unit Account: (a) the Target Amount of Phantom Units granted to the Service Provider and (b) the amount deliverable to the Service Provider at settlement on account of Phantom Units that have vested. The Service Provider shall not have any interest in any fund or specific assets of the Partnership by reason of this Award or the Phantom Unit Account established for the Service Provider.

3. Rights of Service Provider. No Units shall be issued to the Service Provider at the time the grant is made, and the Service Provider shall not be, nor have any of the rights and privileges of, a unitholder or limited partner of the Partnership with respect to any Phantom Units recorded in the Phantom Unit Account. The Service Provider shall have no voting rights with respect to the Phantom Units. This grant of Phantom Units also includes a grant of a tandem distribution equivalent right (“DER”) with respect to each Phantom Unit. The General Partner will establish a DER bookkeeping account with respect to each Phantom Unit (the “DER Account”) that shall be credited with an amount equal to any cash or property distributions made by the Partnership in the same form that the distribution was delivered to unitholders generally, calculated based on the number of Units related to the portion of the Service Provider’s Phantom Units that have not been settled as of the record date for the distribution. Amounts recorded in the DER Account shall be paid to the Service Provider at the time the tandem Phantom Unit for which the distributions accrued is settled; provided, however, that in no event shall a DER be paid and settled later than 70 days following the date on which the tandem Phantom Unit become vested pursuant to Section 4 or Section 5 hereof. No interest will accrue on any such right between the issuance of the distribution to unitholders generally and the settlement of the DER.

4. Vesting of Phantom Units. The Phantom Units are restricted in that they may be forfeited by the Service Provider and in that they may not, except as otherwise provided in the Plan, be transferred or otherwise disposed of by the Service Provider. Subject to the terms and conditions of this Agreement, the proportion of the Target Amount that is earned under this Agreement shall be calculated in accordance with Annex A. Any provision of this Agreement to the contrary notwithstanding, no amount of the Target Amount will be earned under this Agreement, and no amounts will be paid or delivered hereunder, unless the Service Provider has continuously provided services to the Partnership Entities from the Date of Grant through the Continuous Service Date (as defined in the Plan).

5. Separation from Service.

(a) Termination for Any Reason. If the Service Provider experiences a separation from service with the Partnership Entities for any reason other than (i) the Service Provider’s death or Disability (as defined in Section 5(b) below) or (ii) by reason of a Change of Control Termination (as defined in Section 5(c) below), prior to the Continuous Service Date, then all Phantom Units granted pursuant to this Agreement that have not yet vested shall become null and void as of the date of such separation from service.

(b) Termination Due to Death or Disability. If the Service Provider experiences a separation from service with the Partnership Entities due to death or Disability prior to the Continuous Service Date, then all restrictions described in Section 4 shall lapse and the Target Amount of Phantom Units granted pursuant to this Agreement shall become immediately vested and nonforfeitable and be settled through the payment of cash or delivery of Units to the Service Provider in accordance with Section 1 and Section 6 of this Agreement as soon as practicable thereafter, but in no event later than 70 days following the separation from service.

“Disability” means that the Service Provider is unable to engage in substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

(c) Change of Control Termination. If the Service Provider experiences a separation from service with the Partnership Entities because one of the Partnership Entities ended the service relationship without Cause or because the Service Provider ended the service relationship for Good Reason during the 24 months following a Change of Control and prior to the Continuous Service Date, then all restrictions described in Section 4 shall lapse and the Target Amount of Phantom Units granted pursuant to this Agreement shall become immediately vested and nonforfeitable and be settled through the payment of cash or delivery of Units to the Service Provider in accordance with Section 1 and Section 6 of this Agreement as soon as practicable thereafter, but in no event later than 70 days following the separation from service.

“Cause” means “Cause” as defined under any employment agreement entered into between the Partnership Entities and the Service Provider that is in effect on the date of the Service Provider’s separation from service, or, if no such agreement exists, “Cause” shall mean the Service Provider (A) has engaged in gross negligence, gross incompetence or willful misconduct in the performance of his duties, (B) has refused, without proper reason, to perform his duties, (C) has willfully engaged in conduct which is materially injurious to the Partnership Entities (monetarily or otherwise), (D) has committed an act of fraud, embezzlement or willful breach of a fiduciary duty to the Partnership Entities (including the unauthorized disclosure of confidential or proprietary material information of the Partnership Entities), or (E) has been convicted of, pled guilty to, or pled no contest to, a crime involving fraud, dishonesty, or moral turpitude.

“Good Reason” means any of the following, but only if occurring without the Service Provider’s consent: (1) a material diminution in the Service Provider’s base salary, (2) a material diminution in the Service Provider’s authority, duties, or responsibilities, (3) a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Service Provider is required to report, including a requirement that a Service Provider report to a corporate officer or employee instead of reporting directly to the Board, (4) a material diminution in the budget over which the Service Provider retains authority, (5) a material change in the geographic location at which the Service Provider must perform services for the Partnership Entities, or (6) the failure of the Partnership Entities to comply with any material provision of the agreement under which the Service Provider provides services to the Partnership Entities, if any; provided, however, that in each case, the Service Provider must provide notice in writing to the General Partner of the existence of the condition described in (1) through (6) above no later than 90 days following the initial existence of the condition, and that the General Partner shall have 30 days following the receipt of such notice during which it may remedy the condition before the Service Provider may separate from service for “Good Reason”; provided, further, that the Service Provider must ultimately terminate his or her services no later than 24 months following the initial existence of the condition described in (1) through (6) above.

6. Settlement Date; Manner of Settlement. Except as provided in Section 5(b) or 5(c), no later than the first May 15 following the Continuous Service Date, the Phantom Unit and tandem DERs that vest pursuant to Section 4 and Annex A shall be settled through the payment of cash or delivery of Units to the Service Provider. No fractional Units will be issued or acquired pursuant to this Agreement. If the application of any provision of this Agreement would yield a fraction Unit, such fractional Unit will be rounded down to the next whole Unit if it is less than 0.5 and rounded up to the next whole Unit if it is 0.5 or more. The Service Provider agrees that any vested Units that the Service Provider acquires upon vesting of the Phantom Units will not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws, the Plan or the rules, regulations and other requirements of the U.S. Securities and Exchange Commission (the “SEC”) and any stock exchange upon which the Units are then listed. The Service Provider also agrees that any certificates representing the Units acquired under this award may bear such legend or legends as the Committee deems appropriate in order to assure compliance with applicable securities laws. In addition to the terms and conditions provided herein, the Partnership may require that the Service Provider make such covenants, agreements, and representations as the Committee, in its sole discretion, deems advisable in order to comply with any such laws, rules, regulations, or requirements.

7. Limitations on Transfer. The Service Provider agrees that the Service Provider shall not dispose of (meaning, without limitation, sell, transfer, pledge, exchange, hypothecate or otherwise dispose of) any Phantom Units or other rights hereby acquired prior to the date the Phantom Units are vested and paid. Any attempted disposition of the Phantom Units in violation of the preceding sentence shall be null and void and the Restricted Units that the Service Provider attempted to dispose of shall be forfeited.

8. Adjustment. The number of Phantom Units granted to the Service Provider pursuant to this Agreement shall be adjusted to reflect distributions of the Partnership paid in units, unit splits or other changes in the capital structure of the Partnership, all in accordance with the Plan. All provisions of this Agreement shall be applicable to such new or additional or different units or securities distributed or issued pursuant to the Plan to the same extent that such provisions are applicable to the units with respect to which they were distributed or issued.

9. Violation of Law, Regulation or Rule. The General Partner shall not be required to deliver any Units hereunder if, upon the advice of counsel for the General Partner, such acquisition or delivery would violate the Securities Act of 1933 or any other applicable federal, state, or local law or regulation or the rules of the exchange upon which the Partnership’s Units are traded.

10. Copy of Plan. By the execution of this Agreement, the Service Provider acknowledges receipt of a copy of the Plan. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any applicable law, then such provision will be deemed to be modified to the minimum extent necessary to render it legal, valid and enforceable; and if such provision cannot be so modified, then this Agreement will be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties will be construed and enforced accordingly.

11. Notices. Whenever any notice is required or permitted hereunder, such notice must be in writing and personally delivered or sent by mail. Any such notice required or permitted to be delivered hereunder shall be deemed to be delivered on the date on which it is personally delivered or, whether actually received or not, on the third business day (on which banking institutions in the State of Texas are open) after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address which such person has theretofore specified by written notice delivered in accordance herewith. The General Partner or the Service Provider may change at any time and from time to time by written notice to the other, the address which it or the individual previously specified for receiving notices. The General Partner and the Service Provider agree that any notices shall be given to the General Partner or to the Service Provider at the following addresses:

General Partner:	Western Refining Logistics GP, LLC
Attn: the Office of the General Counsel
123 W. Mills Avenue
El Paso, Texas 79901

Service Provider:	At the Service Provider’s current address as shown in the Partnership Entities’ records.

12. General Provisions.

(a) Administration. This Agreement shall at all times be subject to the terms and conditions of the Plan. The Committee shall have sole and complete discretion with respect to all matters reserved to it by the Plan and decisions of a majority of the Committee with respect thereto and with respect to this Agreement shall be final and binding upon the Service Provider and the General Partner. In the event of any conflict between the terms and conditions of this Agreement and the Plan, the provisions of the Plan shall control.

(b) No Effect on Service. Nothing in this Agreement or in the Plan shall be construed as giving the Service Provider the right to be retained in the employ or service of the Partnership Entities. Furthermore, the Partnership Entities may at any time terminate the service relationship with the Service Provider free from any liability or any claim under the Plan or this Agreement, unless otherwise expressly provided in the Plan, this Agreement or other written agreement.

(c) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of law principles thereof.

(d) Amendments. This Agreement may be amended only by a written agreement executed by the General Partner and the Service Provider, except that the Committee may unilaterally waive any conditions or rights under, amend any terms of, or alter this Agreement provided no such change (other than pursuant to Section 7(b), 7(c), 7(d), 7(e), or 7(g) of the Plan) materially reduces the rights or benefits of the Service Provider with respect to the Phantom Units without his consent.

(e) Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the General Partner or the Partnership and upon any person lawfully claiming under the Service Provider.

(f) Entire Agreement. This Agreement and the Plan constitute the entire agreement of the parties with regard to this subject matter hereof, and contain all the covenants, promises, representations, warranties and agreements between the parties with respect to the Phantom Units granted hereby. Without limiting the scope of the preceding sentence, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect.

(g) No Liability for Good Faith Determinations. Neither the Partnership Entities nor the members of the Committee and the Board shall be liable for any act, omission or determination taken or made in good faith with respect to this Agreement or the Phantom Units granted hereunder.

(h) No Guarantee of Interests. The Board and the Partnership Entities do not guarantee the Units from loss or depreciation.

(i) Tax Withholding. To the extent that the vesting of a Phantom Unit or distribution thereon results in the receipt of compensation by the Service Provider with respect to which any of the Partnership Entities has a tax withholding obligation pursuant to applicable law, unless other arrangements have been made by the Service Provider that are acceptable to such Partnership Entity, the Service Provider shall deliver to the Partnership Entity such amount of money as the Partnership Entity may require to meet its withholding obligations under applicable law. No settlement of Phantom Units shall be made pursuant to this Agreement until the Service Provider has paid or made arrangements approved by the Partnership Entity to satisfy in full the applicable tax withholding requirements of the Partnership Entity with respect to such event.

(j) Insider Trading Policy. The terms of the Partnership’s insider trading policy with respect to Units are incorporated herein by reference.

(k) Severability. If any provision of this Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and this Agreement shall be construed and enforced as if the illegal or invalid provision had never been included herein.

(l) Headings. The titles and headings of Sections are included for convenience of reference only and are not to be considered in construction of the provisions hereof.

(m) Gender. Words used in the masculine shall apply to the feminine where applicable, and wherever the context of this Agreement dictates, the plural shall be read as the singular and the singular as the plural.

(n) Clawback. Notwithstanding any provisions in the Plan or this Agreement to the contrary, any portion of the payments and benefits provided under this Agreement or the sale of the Units granted hereunder shall be subject to a clawback or other recovery by the

Partnership Entities to the extent necessary to comply with applicable law including, without limitation, the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any SEC rule.

(o) Consent to Electronic Delivery; Electronic Signature. In lieu of receiving documents in paper format, the Service Provider agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Partnership Entities may be required to deliver (including, without limitation, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other award made or offered by the Partnership Entities. Electronic delivery may be via an electronic mail system of the Partnership Entities or by reference to a location on a Partnership Entity intranet to which the Service Provider has access. The Service Provider hereby consents to any and all procedures the Partnership Entities have established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Partnership Entities may be required to deliver, and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature.

[Signature Page Follows]

IN WITNESS WHEREOF, the General Partner has caused this Agreement to be executed by its officer thereunto duly authorized, and the Service Provider has set his hand as to the date and year first above written.

WESTERN REFINING LOGISTICS GP, LLC

By:

Name:

Title:

[SERVICE PROVIDER NAME]

Service Provider

ANNEX A

Performance Vesting Criteria and Methodology

This Annex A to the Phantom Unit Award Agreement contains the performance requirements and methodology for the vesting of the Phantom Unit Award. Capitalized terms used but not defined herein shall have the same meanings assigned to them in the Agreement. Capitalized terms used but not defined herein or in the Agreement shall have the same meanings assigned to them in the Plan.

A. Performance Criteria

[insert performance criteria]

B. Threshold(s)

[insert threshold(s), if applicable]

C. Additional Factors or Information Regarding Performance Vesting Methodology

[insert additional factors, if applicable]